SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b), (c), AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-2(b)

                           (Amendment No. _________)*

                           ASI TECHNOLOGY CORPORATION
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                                (Name of Issuer)

                          Common Stock, $0.02 par value
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                         (Title of Class of Securities)

                                    00208C103
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                                 (CUSIP Number)

                                  JUNE 22, 2005
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]    Rule 13d-1(b)
     [X]    Rule 13d-1(c)
     [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 00208C103                        13G                PAGE 2 OF 7 PAGES

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1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                                 JAMES A BARNES
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

    (a) [ ]
    (b) [ ]
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3   SEC USE ONLY

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4   CITIZENSHIP OR PLACE OF ORGANIZATION
                            UNITED STATES OF AMERICA
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                           5 SOLE VOTING POWER
NUMBER OF                           555,281
SHARES                     -----------------------------------------------------
BENEFICIALLY               6 SHARED VOTING POWER
OWNED BY EACH                       0
REPORTING                  -----------------------------------------------------
PERSON                     7 SOLE DISPOSITIVE POWER
WITH                                555,281
                           -----------------------------------------------------
                           8 SHARED DISPOSITIVE POWER
                                     0
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   555,281 SHARES OF COMMON STOCK (SEE ITEM 4)
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10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)  [ ]

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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      13.3%
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12 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                       IN
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
CUSIP NO. 00208C103                        13G                PAGE 3 OF 7 PAGES

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1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                              SUNRISE CAPITAL, INC.
                                   86-0501929
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

    (a) [ ]
    (b) [ ]
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3   SEC USE ONLY

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4   CITIZENSHIP OR PLACE OF ORGANIZATION
                                   NEVADA, USA
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                           5 SOLE VOTING POWER
NUMBER OF                           555,281
SHARES                     -----------------------------------------------------
BENEFICIALLY               6 SHARED VOTING POWER
OWNED BY EACH                       0
REPORTING                  -----------------------------------------------------
PERSON                     7 SOLE DISPOSITIVE POWER
WITH                                555,281
                           -----------------------------------------------------
                           8 SHARED DISPOSITIVE POWER
                                    0
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   555,281 SHARES OF COMMON STOCK (SEE ITEM 4)
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10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)  [ ]
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                      13.3%
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12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                       CO
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
CUSIP NO. 00208C103                        13G                PAGE 4 OF 7 PAGES

ITEM 1(a).        NAME OF ISSUER:
                           ASI Technology Corporation

ITEM 1(b.)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  980 American Pacific Dr, #111, Henderson, NV 89014

ITEM 2(a).        NAME OF PERSONS FILING:
                           James A. Barnes ("Barnes")
                        Sunrise Capital, Inc. ("Sunrise")

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  8617 Canyon View Dr, Las Vegas, NV 89117 (Barnes and Sunrise)

ITEM 2(c).        CITIZENSHIP:
                        Barnes is a United States Citizen

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                     Common Stock, par value $0.02 per share

ITEM 2(e).        CUSIP NUMBER:
                                    00208C103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a)  [ ] Broker or dealer  registered  under Section 15 of the
                           Exchange Act;

                  (b)  [ ] Bank as defined in  Section  3(a)(6) of the  Exchange
                           Act;

                  (c)  [ ] Insurance  company as defined in Section  3(a)(19) of the Exchange Act;

                  (d)  [ ] Investment  company registered under Section 8 of the
                           Investment Company Act;

                  (e)  [ ] An  investment   adviser  in  accordance   with  Rule
                           13d-1(b)(ii)(E);
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CUSIP NO. 00208C103                        13G                PAGE 5 OF 7 PAGES

                  (f)  [ ] An  employee   benefit  plan  or  endowment  fund  in
                           accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g)  [ ] A  parent  holding   company  or  control  person  in
                           accordance with Rule 13d-1(b)(ii)(G)

                  (h)  [ ] A savings  association  as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i)  [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:Barnes beneficially owns 555,281 shares of Common Stock of which:

                  (i) 100,000 shares are owned indirectly through Barnes' family trust.

                  (ii) 435,281 shares are owned by Sunrise, of which Barnes is President and Director.

                  (iii) 20,000 shares are issuable to Barnes upon exercise of immediately exercisable stock options.

         (b) Percent of Class: 13.3%

         (c) Number of shares as to which such person has:\

                  (i) Sole power to vote or to direct the vote: 555,281 shares of common stock

                  (ii) Shared power to vote or to direct the vote: 0 shares of common stock

                  (iii) Sole power to dispose or to direct the disposition of: 555,281 shares of common stock

                  (iv) Shared power to dispose or to direct the disposition of: 0 shares of common stock

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CUSIP NO. 00208C103                        13G                PAGE 6 OF 7 PAGES

Barnes as trustee of the family trust and President and Director of Sunrise possesses the authority to vote and dispose of all of the above shares.

Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                                 Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.
                                 Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                                 Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
                                 Not Applicable.

ITEM 10. CERTIFICATIONS.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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CUSIP NO. 00208C103                        13G                PAGE 7 OF 7 PAGES


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: July 5, 2005


                                  /s/       JAMES A BARNES
                                   ---------------------------------------------
                                            James A Barnes